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                            TAX ALLOCATION AGREEMENT



                    TAX ALLOCATION AGREEMENT, dated as of November 1, 1995,
               among ITT Corporation, a Delaware corporation (which will be reincorporated in Indiana and renamed ITT Industries, Inc.; "ITT INDUSTRIES"), ITT Destinations, Inc., a Nevada corporation (which will be renamed ITT Corporation; "ITT DESTINATIONS"), and ITT Hartford Group, Inc., a Delaware corporation ("ITT HARTFORD"). ITT Industries, ITT Destinations and ITT Hartford are hereinafter jointly referred to as the "COMPANIES".

         WHEREAS, as of the date hereof, ITT Industries is the common parent of an affiliated group of domestic corporations, including ITT Destinations and ITT Hartford, which has elected to file consolidated Federal income tax returns;

         WHEREAS, ITT Industries proposes to distribute all of the stock it owns in ITT Destinations and ITT Hartford to its shareholders (the "DISTRIBUTION") and, as a result of the Distribution, ITT Destinations and ITT Hartford will not be included in the consolidated Federal income tax return of ITT Industries for the portion of the year following the Distribution or in future years;

         WHEREAS, the Companies have entered into an agreement (the "DISTRIBUTION AGREEMENT") to, among other things, allocate and assign responsibility for certain liabilities of the present ITT Corporation and its former subsidiaries; and

         WHEREAS, the Companies desire to allocate the tax burdens and benefits of transactions which occurred on or prior to the Distribution Date and to provide for certain other tax matters, including the assignment of responsibility for the preparation and filing of tax returns and the prosecution and defense of any tax controversies;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies (each on its own behalf and on behalf of each of its subsidiaries as of the Distribution Date) hereby agree as follows:

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         1. Definitions. As used in this Agreement, the following terms shall have the following meaning:

               "ADJUSTED ALLOCABLE FEDERAL INCOME TAX LIABILITY" shall mean the Allocable Federal Income Tax Liability, adjusted as provided in paragraphs 8(c), 8(d), 16 and 20 hereof.

               "AGREEMENT" shall mean this Tax Allocation Agreement.

               "ALLOCABLE FEDERAL INCOME TAX LIABILITY" shall mean the Separate Consolidated Federal Income Tax Liability, but including the AMT and adjusted as provided in paragraphs 8(a), 8(e) and 15(b) hereof.

               "AMT" shall mean the alternative minimum tax imposed by Section 55 of the Code.

               "CONSOLIDATED RETURN" shall mean the consolidated federal income tax return of ITT Industries for the period commencing on January 1, 1995; or, if the Distribution occurs after December 31, 1995, the consolidated federal income tax return of ITT Industries for the period commencing on January 1, 1996; and including the ITT Destinations Group and the ITT Hartford Group through the Distribution Date.

               "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

               "DISTRIBUTION" shall have the meaning assigned to such term in the recitals to this Agreement.

               "DISTRIBUTION AGREEMENT" shall have the meaning assigned to such term in the recitals to this Agreement.

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               "DISTRIBUTION DATE" shall mean the date on which ITT Industries distributes to its shareholders all of the stock it owns in ITT Destinations and ITT Hartford.

               "FEDERAL TAX ADMINISTRATOR" shall mean James P. Whitson, the Director of Taxes of ITT Destinations, or such other person as ITT Destinations shall appoint with the consent of each of ITT Industries and ITT Hartford, which consent shall not be unreasonably withheld or delayed.

               "FINAL DETERMINATION" shall mean the final resolution of liability for any tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire tax liability for any tax period; (iii) any allowance of a refund or credit in respect of an overpayment of tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the tax imposing jurisdiction; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

               "FTC" shall mean the foreign tax credit pursuant to Section 27 of the Code.

               "GROUP" shall mean the ITT Industries Group, the ITT Destinations Group and/or the ITT Hartford Group, as the context may require.

               "IRS" shall mean the United States Internal Revenue Service.

               "ITT DESTINATIONS" shall have the meaning assigned to such term in the preamble to this Agreement.

               "ITT DESTINATIONS GROUP" shall mean ITT Destinations and each ITT Destinations Subsidiary.

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               "ITT DESTINATIONS SUBSIDIARY" shall mean all of the direct or indirect subsidiaries of ITT Destinations as of the Distribution Date which have joined or are eligible to join the Consolidated Return or any Prior Period Consolidated Return.

               "ITT FINANCIAL OPERATIONS" shall have the meaning assigned to such term in paragraph 8(e).

               "ITT HARTFORD" shall have the meaning assigned to such term in the preamble to this Agreement.

               "ITT HARTFORD GROUP" shall mean ITT Hartford and each ITT Hartford Subsidiary.

               "ITT HARTFORD SUBSIDIARY" shall mean all of the direct or indirect subsidiaries of ITT Hartford as of the Distribution Date which have joined or are eligible to join the Consolidated Return or any Prior Period Consolidated Return.

               "ITT INDUSTRIES" shall have the meaning assigned to such term in the preamble to this Agreement.

               "ITT INDUSTRIES GROUP" shall mean ITT Industries and each ITT Industries Subsidiary.

               "ITT INDUSTRIES SUBSIDIARY" shall mean all of the direct or indirect subsidiaries of ITT Industries as of the Distribution Date which have joined or are eligible to join the Consolidated Return or any Prior Period Consolidated Return, other than subsidiaries which are members of the ITT Destinations Group or the ITT Hartford Group.

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               "NET REVERSAL BENEFIT" shall have the meaning assigned to such term in paragraph 8(a).

               "PRIME RATE" shall mean the "prime rate" charged by Citibank, N.A., New York, New York, as such rate shall be changed from time to time, compounded daily on the basis of a year of 365/366 days and actual days elapsed.

               "PRIOR PERIOD CONSOLIDATED RETURN" shall mean any consolidated tax return of the present ITT Corporation filed, or to be filed, for years prior to the Consolidated Return year.

               "SEPARATE CONSOLIDATED FEDERAL INCOME TAX LIABILITY" shall mean, with respect to any year or portion thereof, the tax liability which a Group would have incurred if such Group, on a stand alone basis, had been an affiliated group eligible to file a consolidated return for any portion of such taxable year during which it is included in the Consolidated Return or any Prior Period Consolidated Return and had filed a return for such period, computed without regard to AMT.

               "STATE TAX ADMINISTRATOR" shall mean Richard W. Powers, the Director of Taxes of ITT Industries, or such other person as ITT Industries shall appoint with the consent of each of ITT Destinations and ITT Hartford, which consent shall not be unreasonably withheld or delayed.

               "TAX CREDITS" shall include all credits against tax pursuant to Subtitle A, Chapter 1, Part IV of the Code..

               "TAX ITEM" shall have the meaning specified in paragraph 8(a).

         2. Consolidated Return to be Filed. Each of the Companies will join, and will cause each of their subsidiaries to join, in the Consolidated Return to the extent each is eligible to join in such return under the provisions of the Code and the regulations thereunder.

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         3. Documentation. The Companies hereby agree to execute and deliver all documentation reasonably required (including powers of attorney, if requested) to enable the Federal Tax Administrator to file, and to take all actions necessary or incidental to the filing of, the Consolidated Return (including, without limitation, the execution of Treasury Form 1122), or, with the consent of each of the Companies, which consent shall not be unreasonably withheld or delayed, any amendment of the Consolidated Return or any Prior Period Consolidated Return. No consent of any Company shall be required for the filing of an amended return pursuant to Section 905(c) of the Code.

         4. Tax Return Preparation and Audits. (a) The Federal Tax Administrator will cause the Consolidated Return to be timely prepared and filed. The Federal Tax Administrator shall be responsible for the preparation and filing of any consents and requests for extension of time within which to file the Consolidated Return or any related information or similar returns. The Federal Tax Administrator shall make the Consolidated Return available to the Directors of Taxes of ITT Industries and ITT Hartford for their review prior to filing and shall furnish them a copy of the return promptly after it is filed.

         (b) ITT Industries and ITT Hartford agree that each will cause their respective Director of Taxes to furnish to the Federal Tax Administrator on a timely basis such information, schedules, analyses and any other items as may be necessary to prepare the Consolidated Return. Such information, schedules, analyses and other items will be prepared in a manner consistent with existing practice and in accordance with a work plan and schedule to be agreed upon among the Directors of Taxes of each of the Companies, acting reasonably, no later than the Distribution Date.

         (c) In preparing the Consolidated Return, the Federal Tax Administrator shall retain Arthur Andersen LLP to review the Consolidated Return (with a scope to be agreed upon among the Directors of Taxes of each of the Companies and the cost of such review to be shared equally among the Companies) and may retain other advisors and charge the cost of their services to the appropriate Group or Groups; provided that, without the consent of the affected Group, the cost to any Group of such services in any calendar year shall not exceed $25,000.

         (d) The Federal Tax Administrator shall have overall responsibility for obtaining and coordinating all responses in connection with any audit of the Consolidated Return and all Prior Period Consolidated Returns. Such responses shall be prepared by the affected Group in a manner consistent with prior practice. IRS adjustments affecting the taxable income, loss or deductions of, or tax credits generated by, any Group may be agreed upon or settled only upon approval of that Group, which approval shall not be unreasonably withheld or delayed. In connection with the defense of any audit of the Consolidated Return or any Prior Period Consolidated Return, the

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Federal Tax Administrator may retain advisors and charge the cost of their services to the appropriate Group or Groups; provided that, without the consent of the affected Group, the cost to any Group of such services in any calendar year shall not exceed $50,000.

         5. Consolidated Return Computations of Tax and Payments. (a) On or before December 14, 1995, the ITT Destinations Group and the ITT Hartford Group each agree to make payments to ITT Industries equal to the excess of their estimated Consolidated Return year Separate Consolidated Federal Income Tax Liability over their prior payments with respect to estimated taxes for the Consolidated Return year, and ITT Industries agrees to make payments to the ITT Destinations Group and the ITT Hartford Group equal to the excess of their prior payments with respect to estimated taxes for the Consolidated Return year over their Consolidated Return year Separate Consolidated Federal Income Tax Liability. For purposes of this paragraph 5(a), the computation of Separate Consolidated Federal Income Tax Liability shall take into account the benefit of any net capital loss, net operating loss, credit or deduction of the ITT Destinations Group or the ITT Hartford Group if the Federal Tax Administrator reasonably determines that such item will produce a benefit in the Consolidated Return.

         (b) On or before March 14, 1996, an interim tax settlement payment shall be made to or by ITT Industries by or to the ITT Destinations Group and the ITT Hartford Group, as the case may be, equal to the difference between the Separate Consolidated Federal Income Tax Liability, modified as described in paragraph 5(a), and the net amounts previously paid with respect to estimated taxes for the Consolidated Return year.

         (c) Based on computations to be prepared by the affected Group and approved by the Federal Tax Administrator, an adjusting payment equal to the difference between the Allocable Federal Income Tax Liability and the net amounts previously paid with respect to estimated taxes for the Consolidated Return year shall be made to or by ITT Industries by or to the ITT Destinations Group and the ITT Hartford Group, as the case may be, on or before October 15, 1996 based on the Consolidated Return as filed, together with interest thereon at the Prime Rate from December 14, 1995 or March 14, 1996, as the case may be. Each of the ITT Destinations Group and the ITT Hartford Group shall increase their liability for such adjusting payment by the amount of any AMT credit carryforward allocated to them under the consolidated return regulations which exceeds the AMT calculated on a separate consolidated basis.

         6. Recomputations of Tax and Payments. (a) The Adjusted Allocable Federal Income Tax Liability of the ITT Destinations Group and the ITT Hartford Group for the Consolidated Return or any Prior Period Consolidated Return shall be adjusted in computations to be prepared by the affected Group and approved by the Federal Tax Administrator with respect to changes in the

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taxable income, loss, deduction or tax credits of the ITT Destinations Group or the ITT Hartford Group:

               (i) in each instance when payments are to be made to, or refunds are received from, the IRS;

               (ii) when no payment is to be made or refund is to be received due to offsetting adjustments, upon filing of an amended return, completion of an IRS audit and completion of an IRS appellate review; and

               (iii) to reflect the results of any Final Determination.


         ITT Destinations and ITT Hartford each agree to pay to ITT Industries additional amounts (plus penalties and additions to tax, if any) equal to any increases in the Adjusted Allocable Federal Income Tax Liability of the ITT Destinations Group or the ITT Hartford Group resulting from any such changes, and ITT Industries agrees to pay ITT Destinations and ITT Hartford amounts equal to any decreases in the Adjusted Allocable Federal Income Tax Liability of the ITT Destinations Group or the ITT Hartford Group resulting from any such changes, in each case together with any interest relating thereto. For purposes of this agreement, unless specifically provided otherwise, interest shall be computed at the Federal statutory rate used, pursuant to Section 6621(a) of the Code, by the IRS in computing the interest payable to or by it on the net balance due to or from the IRS. Any interest under Section 6621(c) of the Code shall be charged to the Group whose separate deficiencies gave rise to such interest. If the separate deficiencies of more than one Group gave rise to such interest, then such interest shall be allocated between or among such Groups. Penalties levied in respect of the Consolidated Return or any Prior Period Consolidated Return shall be charged to the Group whose separate computations gave rise to the penalty. If the separate computations of more than one Group gave rise to the penalty, then such penalty shall be allocated between or among such Groups. If a penalty does not arise from the separate computations of the Groups, it shall be allocated in proportion to the tax in the separate tax computations of the Groups.

         (b) Amounts payable to or by ITT Industries by or to ITT Destinations or ITT Hartford under paragraph 6(a) shall be paid upon written request therefor approved by the Federal Tax Administrator, together with interest thereon from the original due date or such other date as may be appropriate under the circumstances. Any amounts due to or from ITT Industries from or to ITT Destinations or ITT Hartford as a result of a payment to the IRS or the receipt of a refund shall be paid within five working days after such payment or receipt, together with appropriate interest

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thereon. If no payment is to be made or refund is to be received due to offsetting items among the various Groups, then tax and interest (computed at the IRS overpayment rates) shall be paid within 30 calendar days after the completion of each of the IRS audit and appellate review of the tax period in question and a Final Determination. After expiration of the five day period (or, if applicable, 30 day period) any amounts unpaid shall bear interest computed from the date of payment or receipt (or, if applicable, completion or Final Determination) at the Prime Rate.

         (c) No payment relating to a change in Adjusted Allocable Federal Income Tax Liability shall be made by or to any Group with respect to the IRS audit of the Consolidated Return or a Prior Period Consolidated Return until the audit has been completed with respect to all Groups, unless such advance payment has been approved by ITT Industries and such Group.

         7. Special Rules. (a) If the Consolidated Return or any Prior Period Consolidated Return tax liability (including any interest relating thereto) exceeds or is less than the total of the three Groups' Allocable Federal Income Tax Liability or Adjusted Allocable Federal Income Tax Liability, as appropriate (including any interest relating thereto), the cost or benefit of any net difference shall be allocated equally to ITT Industries and ITT Destinations, provided, that AMT in an amount equal to any AMT credit carryforward from the Consolidated Return allocated to a Group shall be borne by such Group.

         (b) The liability for any environmental tax shall be apportioned among the ITT Industries Group, the ITT Destinations Group and the ITT Hartford Group in proportion to their separate Group liability therefor, computed without the benefit of the amount referred to in Section 59A(a)(2) of the Code.

         (c) Each of the Companies agrees that, unless it obtains consent of each of the other Companies, all members of its Group will waive the carryback of any net operating loss from a tax period beginning on or after January 1, 1996 to the Consolidated Return or Prior Period Consolidated Return.

         8. Treatment of Various Items. (a) In computing Allocable Federal Income Tax Liability for the purposes of this Agreement, each Group shall take into account an amount equal to any benefit resulting from any net operating loss, net capital loss, deduction or credit or any adjustment arising from an IRS audit, amended return or otherwise (each, a "TAX ITEM") attributable to it, or any carryback of a Tax Item attributable to it, which produces a benefit in the Consolidated Return or any Prior Period Consolidated Return. In determining whether a Tax Item or carryback of a Tax

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Item produces such a benefit, no Group shall take into account any Tax Item which is a carryforward into a taxable year which begins after the Distribution Date. If the Tax Item or carryback of a Tax Item results in a carryforward into a taxable year of another Group which begins after the Distribution Date and such carryforward produces a realized benefit (including a realized benefit as the result of a tax basis increase), or other use, in such year or any subsequent year after considering all other items of taxable income or credits otherwise available to such other Group (a "NET REVERSAL BENEFIT"), then an amount equal to such Net Reversal Benefit, when realized, shall be paid by such other Group directly to the Group generating, or otherwise bearing the cost of, such Tax Item or carryback of a Tax Item. For purposes of this Agreement, a Net Reversal Benefit shall be deemed to be realized when included in a filed tax return or otherwise allowed and shall be recomputed if adjusted upon audit by the IRS, by amended return or otherwise. Payments with respect to the realization or adjustment of a Net Reversal Benefit, together with interest thereon (computed at the IRS overpayment rate) from the original due date of the return in which the Tax Item arose or such other date as may be appropriate in the case of an adjustment, shall be made within 30 days. The benefit of any carryback of a Tax Item to the Consolidated Return or any Prior Period Consolidated Return shall be taken into account only as and to the extent that such carryback reduces the Consolidated Return or Prior Period Consolidated Return tax or produces a Net Reversal Benefit. If no AMT is payable in the Consolidated Return or any Prior Period Consolidated Return, no Group shall include AMT in its Allocable Federal Income Tax Liability for such year. To the extent that AMT results from a carryback from a year beginning after the end of the Consolidated Return year, then such AMT shall be allocated to the Group giving rise to the carryback and such Group shall be entitled to recover any Net Reversal Benefit resulting from any AMT credit carryforwards associated with such AMT.

         (b) In the event that two or more carrybacks of Tax Items are available for use in the Consolidated Return or in any Prior Period Consolidated Return, their order of use will be determined by the Code and the regulations thereunder. Where two or more carrybacks of Tax Items have equal priority and can not be used in full, each such carryback shall be used by the affected Groups in proportion to the total of such carrybacks.

         (c) Amounts equal to research credits allowed upon any audit of the Consolidated Return or any Prior Period Consolidated Return which are attributable to the activities of the ITT Destinations Group or the ITT Hartford Group prior to the Distribution Date shall be allocated to such Group. However, if no credit is allowed, no allocation will be made. If a portion of the total credit claimed on the Consolidated Return or any Prior Period Consolidated Return is not allowed, only a portion of the credit as finally allowed (computed in proportion to qualified expenditures as finally allowed) will be allocated to the ITT Destinations Group or the ITT Hartford Group.

         (d) Adjustments to the Federal tax liability (including interest and penalties) of or with respect to any business listed on Schedule 1.01(d) of the Distribution Agreement for any taxable

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year before or including the Distribution Date, shall be apportioned among the
Groups in the same manner as the other liabilities with respect to such business are apportioned in the Distribution Agreement; provided, that any adjustment with respect to any issue in the Consolidated Return which has not been cleared with the Federal Tax Administrator, or for which a "more likely than not" opinion from tax advisors reasonably acceptable to the Federal Tax Administrator has not been received by him prior to the filing of the Consolidated Return, shall be charged to the Group in whose separate tax computations the adjustment arose, with the balance being apportioned. Any benefit (including any Net Reversal Benefit) arising as a result of an adjustment pursuant to this paragraph 8(d) or paragraph 8(e) below shall be similarly allocated and apportioned. In computing the effect of adjustments with respect to companies listed on Schedule 1.01(d) of the Distribution Agreement, all such adjustments shall be combined and treated as if they were deemed to be a separate fourth Group. Notwithstanding the foregoing, changes in direct FTC's generated by a company listed on Schedule 1.01(d) of the Distribution Agreement and changes in indirect FTC's generated by any foreign company together with any related gross-up pursuant to Section 78 of the Code shall be allocated to the Group owning such company on the Distribution Date (or, if such company has been disposed of prior to the Distribution Date, the Group owning such company prior to its disposition) and no FTC benefits or FTC carryforwards shall be computed for such deemed fourth Group.

         (e) If United States Federal income taxes with respect to the operations or sale of the businesses of or assets of ITT Financial Corporation, and the legal entities which were direct or indirect subsidiaries of ITT Financial Corporation prior to its liquidation (such operations or sale, collectively "ITT FINANCIAL Operations"), differ from the amounts reflected in any Prior Period Consolidated Return or in the Consolidated Return, when filed, then such difference in tax liability shall be apportioned equally among the three Groups. To the extent that the statutory tax rate on capital gains with respect to ITT Financial Operations is less than 35%, the difference, when realized, shall be apportioned equally among the three Groups. In addition, state, local and foreign taxes with respect to ITT Financial Operations which differ from the amounts in the returns as originally filed (including the returns to be filed with respect to 1995), shall be similarly apportioned. Treatment of items in the Consolidated Return and in state, local and foreign tax returns for the 1995 year are subject to the proviso in paragraph 8(d) above.

         (f) If actions taken on or before the Distribution Date cause any of the Companies to be liable under the tax indemnities contained in the covenants, loan agreements or offering memoranda of any debt instruments of a company included in the Consolidated Return and listed on Schedule 1.01(d) of the Distribution Agreement, with respect to obligations which remain outstanding at the Distribution Date, then the cost of such tax indemnity shall be shared equally among the Groups.

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         (g) The intention of paragraphs 8(d), 8(e) and 8(f) above and of paragraphs 9(b) and 15 below is that the items which are to be shared equally pursuant to the Distribution Agreement or this Agreement shall be shared equally on an after-tax basis.

         9. Taxes Other Than Federal Taxes. (a) The Companies and their subsidiaries shall file income and franchise tax returns in those jurisdictions in which they are required to do so. Consistent with prior practice, the Companies and their subsidiaries shall file combined tax returns in certain jurisdictions. If any state or local income or franchise tax audit adjustment attributable to any of the Companies, or any subsidiary of any of the Companies, increases or decreases such combined tax liability for a taxable period beginning before the Distribution Date, then an amount in respect of that adjustment shall be paid as provided in paragraph 9(c) hereof. The State Tax Administrator shall have the power and responsibility to act in a manner substantially identical to the Federal Tax Administrator in connection with all combined state and local tax returns and settlements with respect thereto; provided that, without the consent of any affected Group, the cost to any Group of outside services in any calendar year shall not exceed $5,000. In connection with any Connecticut Combined Group Return, the Director of Taxes of ITT Hartford shall act for the State Tax Administrator with respect to the ITT Hartford Group.

         (b) Tax liabilities incurred and refunds received by any of the Companies or by a subsidiary of any of the Companies (other than those relating to Federal, state and local income or franchise taxes computed on a combined or consolidated basis) and all taxes not measured by income, including, but not limited to, premium, ad valorem, capital stock, sales, use, real and personal property, special assessment, franchise, automobile registration, employment, earnings, duty and import taxes (plus interest) shall be for the account of ITT Industries, ITT Destinations or ITT Hartford, as the case may be. All foreign taxes shall be allocated to the Group which has legal ownership of the taxpayer as of the Distribution Date, except that foreign taxes incurred with respect to transactions undertaken in order to arrange the ownership of foreign companies or assets to conform with management responsibility for such companies or assets shall be apportioned equally among the Groups and that foreign taxes with respect to operations of divisions of or subsidiaries of a foreign company which are managed by a Group other than the Group having legal ownership shall be allocated to such other Group. If, as a result of changes in foreign taxes which are allocated or apportioned to one or more Groups under this paragraph 9(b) or under paragraph 8(e) or of adjustments to FTC's under paragraph 8(d), another Group realizes a benefit in its separate tax computations relating to the Consolidated Return or any Prior Period Consolidated Return, after considering all other credits otherwise available to such other Group except credit carrybacks from a taxable year beginning after the Distribution, or a Net Reversal Benefit, then such other Group shall pay the amount of such benefit or Net Reversal Benefit to the Group or Groups to which the foreign taxes were allocated or apportioned.

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         (c) Consistent with prior practice, the Companies will reimburse each other for any payment by one of them to a state or local tax authority which is determined to be for the account of another Company, provided however that such matter is timely referred to the State Tax Administrator. The rules contained in paragraph 6(b) will apply to amounts any party must pay.

         10. Tax Deficiencies and Claims. (a) The Federal Tax Administrator shall defend or prosecute proposed or actual income tax deficiencies or refund claims with respect to the Consolidated Return or any Prior Period Consolidated Return where that deficiency or claim relates to the businesses of all of the Groups or with respect to any businesses listed on Schedule 1.01(d) of the Distribution Agreement. In connection with such defense or prosecution, the Federal Tax Administrator may retain such accountants and counsel as required and charge their costs ratably to each Group with the prior approval of each Group, which approval shall not be unreasonably withheld or delayed. Similarly, any compromise or settlement of such a claim or deficiency may be made by the Federal Tax Administrator only after receipt of the approval of each Group, which shall not be unreasonably withheld or delayed. The Federal Tax Administrator will keep all Groups timely advised of all matters relating to such defense or prosecution.

         (b) Any proposed or actual income tax deficiencies or refund claims with respect to the Consolidated Return or any Prior Period Consolidated Return which arise from the business activities of only one Group may be defended or prosecuted by that interested Group at its own cost and expense and with counsel and accountants of its own selection. Either of the remaining Groups may participate in any such prosecution or defense at its own cost and expense (in either event such cost or expense is not to include the amount of any payment of any tax claim, interest or penalties, or of any compromise settlement or other disposition thereof). The interested Group may control the proceedings, but it may not compromise or settle any deficiency of tax or refund claim for the Consolidated Return year or any Prior Period Consolidated Return year without the prior written consent of the other Groups, which shall not be unreasonably withheld. Notwithstanding the foregoing, no Group shall have a right to an extension of the statute of limitations beyond the time reasonably necessary to complete review at the Appeals Division of the IRS or to any waiver of any other procedural safeguard without the prior written consent of the other Groups. The limitation expressed in the preceding sentence applies, but is not limited to, the filing of a petition with the United States Tax Court. If any Group defends or prosecutes an action, it shall keep each other Group informed of matters relating to such defense or prosecution.

         (c) Where proposed or actual income tax deficiencies or refund claims of the type described in paragraph 10(b) above arise from the business activities of two Groups, those Groups may jointly participate in the prosecution or defense of such claims or deficiencies on the basis of and subject to the limitations of paragraph 10(b) above.

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         11. Dispute Resolution. In the event of a disagreement between the
Federal Tax Administrator (or, if with respect to state or local taxes, the State Tax Administrator) and another party hereto, all computations or recomputations of Federal or state and local income and franchise tax liability, and all computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the tax liability, any loss or credit or deduction, Federal statutory tax rate change for a year, utilization of carryback items, interest, penalties, and adjustments) and all determinations of the amount of payments or repayments, or determinations of any other nature necessary to carry out the terms of this Agreement will be reviewed by Arthur Andersen LLP or another mutually satisfactory third party, with the costs of such review to be shared equally by the disputing parties. If any disagreement remains after any such review, including any disagreement as to the construction, applicability or binding nature of this Agreement, that disagreement will be resolved as provided by Article VI of the Distribution Agreement. In such case, the arbitrator shall be a retired or former judge of the United States Tax Court or such other qualified person as the relevant parties may agree to designate, provided that such individual has had substantial experience with regard to settling complex tax disputes.

         12. Tax Benefit Transfer Leases. (a) In computing any ITT Destinations and ITT Hartford payment to ITT Industries under this Agreement, ITT Destinations and ITT Hartford, and their respective subsidiaries and Groups, will determine their tax liability as if their tax benefit transfer leases were not in effect.

         (b) ITT Destinations and ITT Hartford will indemnify ITT Industries if ITT Industries is required to make any termination payments or other payments, including interest and penalties, resulting from their failure to perform under a tax benefit transfer lease.

         (c) ITT Industries agrees to continue to provide assistance to ITT Destinations and ITT Hartford in connection with their tax benefit transfer leases.

         13. Survival of Terms. The provisions of this Agreement shall survive the Distribution and remain in full force until all periods of limitations, including any extensions or waiver periods, as well as the ten-year statute of limitations with respect to foreign tax credit redeterminations, for the Consolidated Return period and Prior Period Consolidated Return periods have expired and no further carrybacks to such periods are possible. At that time all remaining payments required under this Agreement shall become immediately due and payable.

         14. Parties to Cooperate. Each of the Companies and their subsidiaries shall cooperate fully and to the extent reasonably requested by the other party in connection with the preparation and filing of any return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation, (i) the retention and provision on demand of books, records, documentation or other information relating to any tax matter until the later of
(x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the provision of additional information with respect to and explanation of tax practices (elections, accounting methods, conventions and principles of taxation) and material provided under clause (i) of this paragraph 14; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any tax return by any member of one of the Groups, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (iv) the use by each of the Companies of its reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each of the companies shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation and shall retain as permanent records all documentation necessary to enable it to determine any obligation under this Agreement. The records described above will be made available to representatives of any of the Companies within a reasonable time upon request and may be photocopied on an as needed basis.

         15. Distribution Taxes. (a) If the Distribution is ultimately held to be a taxable transaction and there has been no material breach of the covenants contained in Section 2.10 of the Distribution Agreement, then any tax liability incurred by ITT Industries (as well as any payments which ITT Industries makes with respect to the cost of additional taxes paid by its shareholders receiving ITT Destinations and ITT Hartford stock in the Distribution, whether or not ITT Industries is legally obligated to make such payments) shall be divided equally among the Companies. If any of the Companies (or any subsidiary thereof) takes or omits any action after the Distribution which materially contributes to a Final Determination that the Distribution is a taxable event, then such Company will indemnify ITT Industries for the resulting tax liability which would not otherwise have been incurred (including interest and penalties) and any resulting payments (computed after any available tax benefit) which ITT Industries makes to its shareholders with respect to the cost of additional taxes, whether or not ITT Industries is legally obligated to make such payments. No settlement with respect to the matters referred to in this paragraph 15(a) shall be entered into without the agreement of each Group having liability with respect thereto under the terms of this Agreement.

         (b) Taxes which are triggered in the Consolidated Return and which relate to the intercompany sale or distribution of stock of a subsidiary or of other property by one Group to another Group (but not those which relate to the intercompany sale or distribution of assets within a Group) shall be shared equally by the three Groups.

         16. Gain Recognition Agreements. Adjustments to the tax liability (including interest and penalties) of ITT Industries which result because of actions taken by either ITT Destinations or ITT Hartford after the Distribution Date which trigger any gain recognition agreements entered into in a Prior Period Consolidated Return year by ITT Industries pursuant to Section 367 of the Code shall be charged to the ITT Destinations Group or to the ITT Hartford Group, as the case may be. ITT Industries shall make available to ITT Destinations and ITT Hartford copies of such gain recognition agreements immediately after the Distribution.

         17. No Self-Approval. Any computation or issue of the ITT Destinations Group which is to be approved by or cleared with the Federal Tax Administrator shall also be approved by or cleared with the Director of Taxes of ITT Industries and any computation or issue of the ITT Industries Group which is to be approved by or cleared with the State Tax Administrator shall also be approved by or cleared with the Director of Taxes of ITT Destinations.

         18. Notices. Any notices, payments or other communications required by this Agreement shall be made as provided in the Distribution Agreement with a copy to the attention of the Director of Taxes of the appropriate Company.

         19. Indemnification. ITT Industries shall indemnify ITT Destinations and ITT Hartford for any Federal or state income or franchise taxes for any taxable period (or portion of a taxable period) ending before or including the Distribution Date for which the ITT Destinations Group or the ITT Hartford Group or any ITT Destinations Subsidiary or ITT Hartford Subsidiary may be liable solely as a result of the operation of Treasury Regulation Sections 1.1502-6 and 1.1502-77 or any state counterpart statute or regulation.

         20. Certain Pending Claims. The tax and after-tax interest effects of the tax refund litigation covering the period 1970 through 1980 (with possible rollover effects on subsequent years) shall be allocated 50% to the ITT Industries Group and 50% to the ITT Destinations Group. The tax and after-tax interest effects of the tax refund claim with respect to the 1987 reserve strengthening issue shall be allocated solely to the ITT Hartford Group.

         21. Choice of Law; Successors and Assigns. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state. This Agreement shall be binding on the successors and assignees of the Companies.

         22. Entire Agreement. This Agreement contains the entire agreement among the Companies with respect to the subject matter hereof and supersedes all prior written tax sharing or tax allocation agreements, memoranda, negotiations and oral understandings, if any, and may not be amended, supplemented or discharged except by performance or by an instrument in writing signed by all of the Companies. However, this Agreement does not supersede the certain Agreement and Plan of Merger identified in the first footnote on page 3 of Schedule 1.01(c) of the Distribution Agreement, provided, however, that the liabilities of ITT Corporation with respect to tax matters under such Agreement and Plan of Merger shall be apportioned as provided in the Distribution Agreement for liabilities of ITT Financial Corporation and its subsidiaries.

         23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Companies have duly executed this Agreement as of the date first above written.

                                   ITT CORPORATION



                                   By: /s/ Richard W. Powers
                                       -----------------------------------------
                                       Name:   Richard W. Powers
                                       Title:  Vice President


                                   ITT DESTINATIONS, INC.



                                   By: /s/ Richard S. Ward
                                       -----------------------------------------
                                       Name:   Richard S. Ward
                                       Title:  Executive Vice President

                                   ITT HARTFORD GROUP, INC.



                                   By: /s/ Michael S. Wilder
                                       -----------------------------------------
                                       Name:   Michael S. Wilder
                                       Title:  Senior Vice President